Total Return Securities Fund N-2

Exhibit (a)(vii)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

THE SWISS HELVETIA FUND, INC.

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

The Swiss Helvetia Fund, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.               The Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Article EIGHTH thereof in its entirety and inserting the following in lieu thereof:

“ARTICLE EIGHTH:

(a)   The number of Directors of the Corporation shall be as fixed from time to time in the By-Laws, but not less than three, and the number may be increased or decreased as may be provided in the By-Laws. In case of any increase in the number of Directors, the additional Directors shall be elected by the Board of Directors as in the case of a vacancy.

(b)   From the effectiveness of this Article Eighth filed with the Secretary of State of the State of Delaware until the election of Directors at the 2020 annual meeting of stockholders of the Corporation (each annual meeting of stockholders an “Annual Meeting”), pursuant to Section 141(d) of the DGCL, the Board of Directors shall be divided into three classes of Directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the Directors in Class III having a term expiring at the 2018 Annual Meeting, the Directors in Class I having a term expiring at the 2019 Annual Meeting and the Directors in Class II having a term expiring at the 2020 Annual Meeting.

(c)   At the 2018 Annual Meeting, each of the successors to the Directors in Class III whose terms will expire at the 2018 Annual Meeting shall be elected to serve for a term expiring at the 2020 Annual Meeting and until their respective successors are duly elected and qualify.

(d)   At the 2019 Annual Meeting, each of the successors to the Directors in Class I whose terms will expire at the 2019 Annual Meeting shall be elected to serve for a term expiring at the 2020 Annual Meeting and until their respective successors are duly elected and qualify.

(e)    From and after the election of Directors at the 2020 Annual Meeting, the Board shall cease to be classified as provided in Section 141(d) of the DGCL, and all Directors elected at the 2020 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting and until their respective successors are duly elected and qualify and may be removed with or without cause pursuant to Article Eleventh of this Certificate of Incorporation.”

2.               The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this       20th      day of July, 2017.

THE SWISS HELVETIA FUND, INC.

/s/ Mark A. Hemenetz
Name:	Mark A. Hemenetz
Office:	President and Principal Executive Officer

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